Exhibit 10.4

FOURTH LEASE MODIFICATION AND ADDITIONAL SPACE AGREEMENT

FOURTH LEASE MODIFICATION AND ADDITIONAL SPACE AGREEMENT (this “Agreement”) dated as of the 24th day of January, 2014 between SLG GRAYBAR MESNE LEASE LLC, having an office c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York (hereinafter referred to as “Landlord”) and NEOSTEM, INC., having an office at 420 Lexington Avenue, New York, New York 10170 (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, Landlord’s predecessor in interest, SLG Graybar Sublease LLC, as landlord, and Tenant’s predecessor in interest, Duncan Capital Partners, LLC, DCI Master LDC, MW Crow Family, L.P., and DC Associates LLC, jointly and severally, as tenant (hereinafter, collectively, the “Original Tenant”), entered into that certain lease agreement (the “Original Lease”) dated as of June 14, 2006, covering a certain rentable portion of the fourth (4th) floor designated as Room 448-52 (“Original Premises”) as more particularly described in the Original Lease, in the building located at 420 Lexington Avenue, New York, New York (the “Building”) under the terms and conditions contained therein which Original Lease was thereafter assigned by the Original Tenant to Tenant pursuant to that certain Assignment and Assumption of Lease (the “Assignment”) dated as of April __, 2009, which Assignment was effective as of April 1, 2009, and which Original Lease as assigned was further modified by that certain (x) Lease Modification Agreement dated as of April 13, 2009 (the “1st Modification”), (y) Second Lease Modification Agreement dated as of July 22, 2009 (the “2nd Modification”) covering certain additional storage space (the “Storage Space”); and (z) Third Lease Modification Agreement dated as of August 16, 2012 (the “3rd Modification”) whereby Tenant relocated from the Original Premises to certain substitute space located on the third (3rd) floor designated as Room 347-55 (the “Existing Premises”) (said Original Lease, Assignment, 1st Modification , 2nd Modification and 3rd Modification, are hereinafter referred to as the “Lease”, and the premises demised thereunder, i.e., the Existing Premises and the Storage Space, are sometimes collectively hereinafter referred to as the “Premises”); for a term scheduled to expire on June 30, 2015 (the “Expiration Date”); and

WHEREAS, Tenant wishes to (i) extend the term of the Lease, as modified by this Agreement, for an additional term of two (2) years and seven (7) months (the “Extended Term”) to commence as of July 1, 2015 (the “Extended Term Commencement Date”) and to expire on January 31, 2018 (the “Extended Term Expiration Date”) and (ii) add to the Existing Premises a certain portion of rentable area of the third (3rd) floor of the Building contiguous to the Existing Premises designated as Room 345-46, approximately as indicated on the floor plan annexed hereto and made a part hereof as Exhibit A, the deemed rentable square foot area of which Tenant acknowledges and agrees solely for purposes of this Agreement shall be 1,850 rentable square feet, (“Additional Space”) for a term (the “Additional Space Term”) to commence as of the Additional Space Commencement Date (as such term is hereinafter defined) and to expire on the Extended Term Expiration Date;

WHEREAS, subject to and in accordance with the terms, covenants and conditions of this Agreement, Landlord has agreed to permit Tenant to (i) extend the term of the Lease for the period of the Extended Term and (ii) add the Additional Space to the Existing Premises for the period of the Additional Space Term; and

WHEREAS, Tenant and Landlord wish to modify the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.    Term.
The term of the Lease for the Existing Premises and the Storage Space shall be extended under the same terms, covenants and conditions contained in the Lease, except to the extent specifically modified by this Agreement, so that the term of the Lease shall expire on the Extended Term Expiration Date or on such earlier date upon which the term of the Lease shall expire, be canceled or terminated pursuant to any of the conditions or covenants of the Lease or pursuant to law.
2.    Additional Space.
The Additional Space shall be added to the Existing Premises under all the applicable terms and conditions of the Lease, except as modified herein, for a term commencing on the Additional Space Commencement Date and ending on the Extended Term Expiration Date or on such earlier date upon which the term of the Lease shall expire, be canceled or terminated pursuant to any of the conditions or covenants of the Lease or pursuant to law (and the “Premises”, as such term is defined in the Lease, shall consist of the Existing Premises, the Storage Space and the Additional Space from and after the Additional Space Commencement Date).
3.    Condition of the Existing Premises.

3.01    The parties acknowledge that Tenant is currently in occupancy of the Existing Premises, has inspected the same and the Building and is fully familiar with the physical condition thereof and Tenant agrees to accept the Existing Premises at the Extended Term Commencement Date in its then “as is” condition. Tenant acknowledges and agrees that Landlord shall have no obligation to do any work in or to the Existing Premises in order to make it suitable and ready for continued occupancy and use by Tenant, except to the extent expressly provided for in this Article 3.

3.02    Landlord, or Landlord’s designated agent, shall (x) perform the work set forth on the schedule annexed hereto and made a part hereof as Exhibit B (“Landlord’s Work”) in the Existing Premises in a building standard manner using building standard finishes and building standard materials with reasonable dispatch, subject to delay which is due to either a Tenant Delay or Force Majeure (as such terms are hereinafter defined), and (y) provide notice (which may be given in person or by telephone) to Tenant twenty-four (24) hours prior to the commencement of Landlord’s Work; provided, however, that Tenant acknowledges and agrees that (a) a portion of Landlord’s Work will be performed in the Existing Premises while Tenant remains in occupancy of the Existing Premises during normal business hours (unless Landlord, in its sole discretion, elects otherwise) and that such Landlord’s Work shall not constitute an eviction of Tenant in whole or in part, constructive or actual, and shall not be a ground for any abatement of rent and shall not impose liability on Landlord by reason of any inconvenience, injury to Tenant's business or otherwise, (b) in order to facilitate the performance by Landlord of Landlord’s Work affecting the Existing Premises without delay and/or additional expense to Landlord, Tenant shall promptly upon request and at its sole cost and expense relocate to other areas of the Existing Premises all materials, personalty, furnishings, personal property, fixtures, trade fixtures and equipment presently located in the area in which Landlord’s Work is to be performed as reasonably designated by Landlord, (c) until the completion of Landlord’s Work, Landlord, and/or its designated agents, shall be permitted to access the Existing Premises and take all materials and equipment into the Existing Premises that may be required for the performance of any portion of Landlord’s Work, provided, however, that Landlord shall not store any materials in either the Existing Premises and/or the Additional Space, as the case may be, beyond that reasonably needed in order to complete the work scheduled to be performed therein during the succeeding twenty-four (24) hour period, and (d) Landlord, and/or its designated agents, shall perform Landlord’s Work in reasonable coordination with any work being performed in the Existing Premises by or on behalf of Tenant; provided, however, that Tenant and/or Tenant’s designees shall not interfere with or delay the performance of Landlord’s Work or increase the cost for Landlord, and/or its designated agents, to perform the same. Tenant acknowledges and agrees that the performance of Landlord’s Work is expressly conditioned upon compliance by Tenant with all the terms and conditions of the Lease, including payment of Rent.

3.03    Any changes in or additions to Landlord’s Work which shall be consented to by Landlord, and further changes in or additions to the Existing Premises after said Landlord’s Work has been completed which shall be so consented to shall be made by Landlord, or its agents, but shall be paid for by Tenant promptly when billed at cost plus 5%, and in the event of the failure of Tenant so to pay for said changes or additions, Landlord at its option may consider the cost thereof, plus the above percentages, as Additional Rent payable by Tenant and collectible as such hereunder, as part of the rent for the next ensuing months.

3.04    [Intentionally Omitted.]

3.05    Landlord’s Work to both the Existing Premises and the Additional Space shall be deemed to be substantially completed notwithstanding that (i) minor or non-material details of construction, mechanical adjustment or decoration remain to be performed (collectively, the “Punch List Items”), or (ii) a portion of Landlord’s Work is incomplete because construction scheduling requires that such work be done after incomplete finishing or after other work to be done by or on behalf of Tenant is completed. Landlord hereby agrees that within thirty (30) days after Landlord’s receipt of a written notice from Tenant identifying any purported Punch List Items that require Landlord’s completion, Landlord shall complete said Punch List Items.

4.    Condition of the Additional Space.

4.01    The parties acknowledge that Tenant has inspected the Additional Space, is fully familiar with the physical condition thereof and agrees to accept the Additional Space in its “as-is” condition as of the Additional Space Commencement Date, subject to Landlord’s substantial completion of Landlord’s Work, and the repair of any holes in the sheetrock, if any, and that Landlord shall have no obligation to do any work in or to the Additional Space in order to make it suitable and ready for occupancy and use by Tenant, except to the extent expressly provided for in this Article 4.

4.02    Landlord, or Landlord’s designated agent, shall perform the Landlord’s Work set forth on Exhibit B in the Additional Space in a building standard manner using building standard finishes and building standard materials, with reasonable dispatch, subject to delay which is due to either a Tenant Delay or Force Majeure. Landlord shall not store any materials in either the Existing Premises and/or the Additional Space, as the case may be, beyond that reasonably needed in order to complete the work scheduled to be performed therein during the succeeding twenty-four (24) hour period. Tenant acknowledges and agrees that the performance of Landlord’s Work is expressly conditioned upon compliance by Tenant with all the terms and conditions of the Lease, including payment of Rent.

4.03    Any changes in or additions to Landlord’s Work which shall be consented to by Landlord, and further changes in or additions to the Additional Space after said Landlord’s Work has been completed which shall be so consented to shall be made by Landlord, or its agents, but shall be paid for by Tenant promptly when billed at cost plus 5%, and in the event of the failure of Tenant so to pay for said changes or additions, Landlord at its option may consider the cost thereof, plus the above percentages, as Additional Rent payable by Tenant and collectible as such hereunder, as part of the rent for the next ensuing months.

4.04    If Landlord's Work is not substantially completed and is delayed by acts, omissions or changes made or requested by Tenant, its agents, designers, architects or any other party acting or apparently acting on Tenant’s behalf, then Tenant shall pay as hereinbefore provided rent and additional rent on a per diem basis for each day of delay of Landlord's substantial completion caused by Tenant or any of the aforementioned parties.

4.05    Landlord's Work to both the Additional Space and the Existing Premises shall be deemed to be substantially completed notwithstanding that (i) Punch List Items remain to be performed, or (ii) a portion of Landlord’s Work is incomplete because construction scheduling requires that such work be done after incomplete finishing or after other work to be done by or on behalf of Tenant is completed. Landlord hereby agrees that within thirty (30) days after Landlord’s receipt of a written notice from Tenant identifying any purported Punch List Items that require Landlord’s completion, Landlord shall complete said Punch List Items.

4.06    For purposes of this Agreement, the “Additional Space Commencement Date” shall mean the date which is the earlier of (x) the date upon which Landlord’s Work is deemed to be substantially completed, or (y) the date Tenant or anyone claiming by, under or through Tenant first shall occupy any part of the Additional Space for the conduct of Tenant's business.

4.07    Notwithstanding anything contained herein to the contrary:

(i)    in the event that Landlord shall not have delivered possession of the Additional Space on or before the Outside Delivery Date (as such term is hereinafter defined), then Tenant may by written notice (a “Cancellation Notice”) given to Landlord (x) elect to terminate and cancel this Agreement with respect to the Additional Space only, and (y) elect not to extend the Lease for the Extended Term with respect to the Existing Premises and the Storage Space effective on the date (the “A.S. Cancellation Date”) occurring ten (10) days following the date such notice is given, in which event (provided that Landlord has not delivered vacant possession of the Additional Space prior to the A.S. Cancellation Date) this Agreement shall be null and void and of no further force and effect and neither Landlord nor Tenant shall have any further rights or obligations under this Agreement; provided, however, that (a) the representations and indemnifications contained in Article 12 hereof shall survive such termination; and (b) the Lease with respect to the Existing Premises and the Storage Space shall remain in full force and effect through the Expiration Date. The parties hereby agree that the Outside Delivery Date shall be extended by one (1) day for each day Landlord fails to deliver possession of the Additional Space as a result of either a Tenant Delay or by reasons of Force Majeure (as such terms are hereinafter defined), and in the event that Tenant gives to Landlord a Cancellation Notice, Tenant must exercise both the elections set forth in subsections (x) and (y) above simultaneously and shall have no right to exercise such elections individually or independently; and

(ii)    for purposes of Section 4.07 of this Article, the following terms shall have the following meanings:

(a)    The term “Outside Delivery Date” shall mean November 30, 2014;

(b)    The term “Tenant Delay” shall mean any actual delay which Landlord may encounter in performing Landlord’s Work by reason of any act or omission of any nature of Tenant, Tenant’s agents or contractors, including, without limitation, delays due to (1) changes in or additions to the work set forth in

Exhibit B as requested by Tenant, (2) Tenant’s failure to timely submit to Landlord requested information or information required hereunder, or give authorizations or approvals required by Landlord in connection with Landlord’s Work, or (3) the postponement of any particular Landlord’s Work at the request of Tenant; and

(c)    The term “Force Majeure” shall mean the inability of Landlord to perform an obligation accruing under this Article 4 by reason of accidents, strikes, the inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, governmental restrictions, regulations or controls or by reason of any other similar cause beyond the reasonable control of Landlord.

4.08    The provisions of this Article are intended to constitute an "express provision to the contrary" within the meaning of Section 223(a), New York Real Property Law.

4.09    On or following the date occurring five (5) days prior to the Additional Space Commencement Date (the “Early Access Date”), Tenant shall be permitted access to the Additional Space solely for the purpose of installing telecommunications and computer cabling provided that Tenant and/or Tenant’s designees shall not interfere with or delay the performance by Landlord of Landlord’s Work or increase Landlord’s cost to perform Landlord’s Work. Such access shall be subject to, and in accordance with, all the terms, covenants and conditions of the Lease including, without limitation, the provisions of Articles 8 and 43 of the Lease. Landlord shall provide Tenant with reasonable advance notice of such Early Access Date (which notice may be given in person or by telephone).

5.	Fixed Annual Rent and Escalations for the Existing Premises and the Storage Space.

5.01(a)    Tenant shall pay Fixed Annual Rent for the Existing Premises (exclusive of electricity charges) from the Extended Term Commencement Date through the Extended Term Expiration Date at the following rates:

(i)    Four Hundred Twelve Thousand Seven Hundred Seventy Two and 50/100 ($412,772.50) Dollars per annum ($34,397.70 per month) for the period from July 1, 2015 through June 30, 2016;

(ii)    Four Hundred Twenty Five Thousand One Hundred Fifty Five and 67/100 ($425,155.67) Dollars per annum ($35,429.63 per month) for the period from July 1, 2016 through June 30, 2017; and

(iii)    Thirty Six Thousand Four Hundred Ninety Two and 52/100 ($36,492.52) Dollars per month for the period from July 1, 2017 through January 31, 2018.

(b)    In addition to the payment of Fixed Annual Rent as hereinabove provided, Tenant shall continue to pay Additional Rent and other charges for the Existing Premises as originally provided for in the Lease provided, however, that as of the Extended Term Commencement Date, the phrase “Base Tax Year” as set forth in Article 32.01(b)(iii) of the Lease shall be mean New York City real estate tax year commencing on July 1, 2014 and ending on June 30, 2015.

5.02(a)    Tenant shall pay Fixed Annual Rent for the Storage Space (inclusive of electricity charges) from the Extended Term Commencement Date through the Extended Term Expiration Date at the following rates:

(i)    Six Thousand Three Hundred Fifty Three and 73/100 ($6,353.73) Dollars per annum ($529.47 per month) for the period from July 1, 2015 through June 30, 2016;

(ii)    Six Thousand Five Hundred Forty Four and 34/100 ($6,544.34) Dollars per annum ($545.36 per month) for the period from July 1, 2016 through June 30, 2017; and

(iii)    Five Hundred Sixty One and 72/100 ($561.72) Dollars per month for the period from July 1, 2017 through January 31, 2018.

(b)    In addition to the payment of Fixed Annual Rent as hereinabove provided, Tenant shall continue to pay Additional Rent for the Storage Space as originally provided for in the Lease and Article 5.01(b) hereof as the same applies to the Existing Premises.

6.    Fixed Annual Rent and Escalations for the Additional Space.

6.01    Fixed Annual Rent. For purposes of this Article 6, the term “First Lease Year” shall mean the period from the Additional Space Commencement Date through (i) the last day of the month during which the first (1st) anniversary of the Additional Space Commencement Date occurs, or (ii) in the event that the Additional Space Commencement Date occurs on the first (1st) day of the month, the day immediately preceding the first (1st) anniversary of the Additional Space Commencement Date, and each succeeding “Lease Year” shall mean each successive twelve (12) month period following the First Lease Year through and including the Extended Term Expiration Date. Tenant shall pay Fixed Annual Rent for the Additional Space (exclusive of electricity charges) from the Additional Space Commencement Date through the Extended Term Expiration Date at the following rates:

a)    For the First Lease Year, by the sum of Ninety Two Thousand Five Hundred and 00/100 ($92,500.00) Dollars per annum ($7,708.33 per month);

b)	For the Second Lease Year, by the sum of Ninety Five Thousand Two Hundred Seventy Five and 00/100 ($95,275.00) Dollars per annum ($7,939.58 per month);

c)	For the Third Lease Year, by the sum of Ninety Eight Thousand One Hundred Thirty Three and 25/100 ($98,133.25) Dollars per annum ($8,177.77 per month); and

d)	For the Fourth Lease Year or portion thereof, by the sum of Eight Thousand Four Hundred Twenty Three and10/100 ($8,423.10) Dollars per month.

6.02    Tenant shall pay Additional Rent for the Additional Space effective as of the Additional Space Commencement Date in accordance with all applicable provisions of the Lease as modified by this Agreement; provided however, that, solely with respect to the Additional Space: (i) for purposes of Article 32.01(a) of the Lease, the rentable square foot area of the Additional Space shall be deemed to be 1,850 square feet; (ii) the percentage set forth in Article 32.01(b)(i) of the Lease as “Tenant’s Share” shall mean 0.166%; (iii) for purposes of Article 32.01(b)(iii) of the Lease, the phrase “Base Tax Year” shall mean the average of the Real Estate Taxes payable for (x) the New York City real estate tax year commencing on July 1, 2013 and ending on June 30, 2014, and (y) the New York City real estate tax year commencing on July 1, 2014 and ending on June 30, 2015; (vi) for purposes of Article 32.01(b)(iv) of the Lease, the term “Comparative Year” shall mean the twelve (12) month period beginning on July 1, 2014 and ending on June 30, 2015, and each subsequent period of twelve (12) months thereafter; and (v) for purposes of Article 32.04 of the Lease, the phrase “Base Tax Year” shall be deleted, and the phrase “Tax Year July 1, 2014 through June 30, 2015” shall be substituted in its place and stead.

1.	Electric/Air Conditioning Service.

7.01(a)    Tenant acknowledges and agrees that electric service shall (i) continue to be supplied to the Existing Premises from and after the Extended Term Commencement Date~~,~~ and (ii) be supplied to the Additional Space as of the Additional Space Commencement Date, in each instance, on a “rent inclusion basis” in accordance with the provisions of Article 41 of the Lease, as modified by the 3rd Modification; provided, however that, commencing on the Additional Space Commencement Date, Article 41.03 of the Lease shall be modified so that the phrase “8,015 square feet” shall be deemed to be and is hereby deleted, and the phrase “9,865 square feet” shall be substituted in its place and stead in order to reflect the addition of the Additional Space to the Existing Premises.

(b)    Tenant acknowledges and agrees that electric service shall continue to be supplied to the Storage Space from and after the Extended Term Commencement Date in accordance with Section 41.10 of the Lease as modified by the 2nd Modification.

7.02    Tenant acknowledges and agrees that air conditioning service shall be supplied to the Additional Space from and after the Additional Space Commencement Date in accordance with the provisions of Article 35 of the Lease.

2.	Signage.

Effective as of the Additional Space Commencement Date, the last sentence of Article 44.01 is deleted in its entirety and the following new sentence is inserted in lieu thereof:

“Notwithstanding the foregoing, Tenant shall be permitted to list up to six (6) names (including Tenant’s name) on the sign or plaque located on the entrance to the Premises.”

9.    Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

10.    Entire Agreement.

The Lease, as modified by this Agreement, represents the entire understanding between the parties with regard to the matters addressed herein and may only be modified by written agreement executed by all parties hereto. All prior understandings or representations between the parties hereto, oral or written, with regard to the matters addressed herein, other than the Lease, are hereby merged herein. Tenant acknowledges that neither Landlord nor any representative or agent of Landlord has made any representation or warranty, express or implied, as to the physical condition, state of repair, layout, footage or use of the Premises or any matter or thing affecting or relating to the Premises except as specifically set forth in this Agreement. Tenant has not been induced by and has not relied upon any statement, representation or agreement, whether express or implied, not specifically set forth in this Agreement. Landlord shall not be liable or bound in any manner by any oral or written statement, broker's "set-up", representation, agreement or information pertaining to the Premises or this Agreement furnished by any real estate broker, agent, servant, employee or other person, unless specifically set forth herein, and no rights are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

11.    Effectiveness.

This Agreement shall not be binding upon Landlord and Tenant until executed and delivered by both Landlord and Tenant.

12.    Ratification.

Tenant acknowledges and agrees that the Lease, as modified by this Agreement, has not been modified and remains in full force and effect, Landlord has not waived any requirement of the Lease, Landlord is not in breach of the Lease and Tenant has no claim for any failure of Landlord to perform its obligations under the Lease.

13.    No Brokers/Indemnification.

13.01    Tenant covenants, represents and warrants that Tenant has had no dealings or negotiations with any broker or agent in connection with the consummation of this Agreement other than SL Green Leasing LLC and Jones Lang LaSalle (collectively, the “Brokers”), and Tenant covenants and agrees to defend, hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any broker or agent (other than the Brokers) with respect to this Agreement or the negotiation thereof.

13.02    Landlord covenants, represents and warrants that Landlord has had no dealings or negotiations with any broker or agent in connection with the consummation of this Agreement other than the Brokers, and Landlord covenants and agrees to defend, hold harmless and indemnify Tenant from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges claimed by any broker or agent (including the Brokers) with respect to this Agreement or the negotiation thereof. Landlord agrees to pay any commissions due the Brokers, if any, in connection with this Agreement pursuant to a separate agreement.

14.    Miscellaneous.

(a)    The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement.

(b)    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

(c)    Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.

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(d)    If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Agreement, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

SLG GRAYBAR MESNE LEASE LLC, as Landlord

By:/s/ Steven M. Durels
Executive Vice President
Witness:

/s/ Monica Perez
Title: Admin. Asst.
NEOSTEM, INC., as Tenant

By: /s/ Robin L. Smith
Title: CEO
Witness:

/s/ Jessi Goebel
Title: Exec. Asst, Legal